 As filed with the Securities and Exchange Commission on March 16, 2000
                                              Registration No. _________________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                                 SELECTICA, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                      77-0432030
     (State or other jurisdiction                          (IRS Employer
   of incorporation or organization)                     Identification No.)

                              3 WEST PLUMERIA DRIVE
                         SAN JOSE, CALIFORNIA 95134-2111
               (Address of principal executive offices) (Zip Code)
                               -------------------

                                 SELECTICA, INC
                                 1996 STOCK PLAN
                           1999 EQUITY INCENTIVE PLAN
                        1999 EMPLOYEE STOCK PURCHASE PLAN
              SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS
                   Stock Option Agreement for Charles Pendell
                 Stock Option Agreement for Dr. S.S. Sundarajan
                    Stock Option Agreement for Ashish Mathur
                   Stock Option Agreement for Stephen Bennion
                            (Full title of the Plans)
                               -------------------

                                 STEPHEN BENNION
                             CHIEF FINANCIAL OFFICER
                                 SELECTICA, INC.
                              3 WEST PLUMERIA DRIVE
                             SAN JOSE, CA 95134-2111
                     (Name and address of agent for service)
                                 (408) 570-9700
          (Telephone number, including area code, of agent for service)
                               -------------------

                                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
         Title of                                              Proposed Maximum    Proposed Maximum
        Securities                          Amount                 Offering            Aggregate           Amount of
           to be                             to be                   Price             Offering          Registration
        Registered                        Registered (1)         per Share (2)          Price (2)            Fee
        ----------                        --------------      -----------------     -----------------    --------------
1996 Stock Plan
    Options                                 3,530,806                 N/A                N/A                 N/A
    Common Stock (par value $.0001)         3,530,806 shares        $30.00            $105,924,000         $27,963.98

1999 Equity Incentive Plan
    Options                                 2,200,000                 N/A                N/A                 N/A
    Common Stock (par value $.0001)         2,200,000 shares        $30.00            $ 66,000,000         $17,424.00

1999 Employee Stock Purchase Plan
    Rights To Purchase                      1,000,000                 N/A                N/A                 N/A
    Common Stock (par value $.0001)         1,000,000 shares        $30.00            $ 30,000,000         $ 7,920.00

Written Compensation Agreements                                          N/A              N/A               N/A
       Common Stock (par value $.0001)            1,646,460 shares      $30.00            $49,393,800       $13,039.96

Stock Option Agreement for Charles Pendell
       Options                                       50,000              N/A              N/A               N/A
       Common Stock (par value $.0001)               50,000 shares      $30.00            $ 1,500,000       $   396.00

Stock Option Agreement for Dr. S.S. Sundarajan
       Options                                       50,000              N/A              N/A               N/A
       Common Stock (par value $.0001)               50,000 shares      $30.00            $ 1,500,000       $   396.00

Stock Option Agreement for Ashish Mathur
       Options                                       50,000              N/A              N/A               N/A
       Common Stock (par value $.0001)               50,000 shares      $30.00            $ 1,500,000       $   396.00

Stock Option Agreement for Stephen Bennion
       Options                                       50,000              N/A              N/A               N/A
       Common Stock (par value $.0001)               50,000 shares      $30.00            $ 1,500,000       $   396.00



(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Stock Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, Written Compensation Agreements, Stock Option Agreement for Charles Pendell, Stock Option Agreement for Dr. S.S. Sundarajan, Stock Option Agreement for Ashish Mathur, and the Stock Option Agreement for Stephen Bennion by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Selectica, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Selectica, Inc. on March 9, 2000.



                                EXPLANATORY NOTE

               Selectica, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.0001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus Selectica, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,646,460 shares of common stock acquired by Registered Stockholders by exercising their options.

                                 SELECTICA, INC.

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3


Form S-3 Item Number                                 Location/Heading in Prospectus
--------------------                                 ------------------------------
1.  Forepart of Registration Statement and           Cover page
    Outside Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover Page of      Available Information; Incorporation of
    Prospectus                                       Certain Information by Reference

3.  Summary Information, Risk Factors and Ratio      Risk Factors
    of Earnings to Fixed Charges

4.  Use of Proceeds                                  Use of Proceeds

5.  Determination of Offering Price                  Not applicable

6.  Dilution                                         Not applicable

7.  Registered Stockholders                          Registered Stockholders

8.  Plan of Distribution                             Plan of Distribution

9.  Description of Securities to be Registered       Not Applicable

10. Interests of Named Experts and Counsel           Not Applicable

11. Material Changes                                 Not Applicable

12. Incorporation of Certain Information             Documents Incorporated by Reference

13. Disclosure of Commission Position on             Indemnification
    Indemnification for Securities Act
    Liabilities

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3. Incorporation of Documents by Reference

        Selectica, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

        (a) The Registrant's prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-92545 on Form S-1 filed with the SEC on December 10, 1999, together with any and all amendments thereto, in which there are set forth audited financial statements for the Registrant's fiscal years ended March 31, 1998 and 1999 and 6 months ended September 30, 1999 and

        (b) The description of the Registrant's outstanding Common Stock contained in the Registrant's Registration Statement No. 000-29637 on Form 8-A filed with the SEC on February 22, 2000, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of its other employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the

        Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

        The sale and issuance of securities to the registered stockholders by Selectica, Inc. to whom the shares offered for resale pursuant to this Registration Statement were sold were in each case deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof.

Item 8. Exhibits


 Exhibit Number    Exhibit
 --------------    -------
    4           Instrument Defining Rights of Stockholders. Reference is made to
                Registrant's Registration Statement No. 000-29637 on Form 8-A,
                which is incorporated herein by reference pursuant to Item 3(b)
                of this Registration Statement.

    5           Opinion and consent of Gunderson Dettmer Stough Villeneuve
                Franklin & Hachigian, LLP.

    23.1        Consent of Ernst & Young LLP, Independent Auditors.

    23.2        Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                Hachigian, LLP is contained in Exhibit 5.

    24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.


Item 9. Undertakings

               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Stock Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, Written Compensation Agreements, Stock
Option Agreement for Charles Pendell, Stock Option Agreement for Dr. S.S. Sundarajan, Stock Option Agreement for Ashish Mathur, and the Stock Option Agreement for Stephen Bennion.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on this 15th day of March, 2000.

                                 SELECTICA, INC.


                                 By: /s/ Rajen Jaswa
                                     -------------------------------
                                     Rajen Jaswa
                                     Chairman of the Board, Chief Executive
                                     Officer, and President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

               That the undersigned officers and directors of Selectica, Inc., a Delaware corporation, do hereby constitute and appoint Rajen Jaswa and Stephen Bennion, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

               IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                              Title                                                        Date
---------                              -----                                                        ----
/s/ Rajen Jaswa                                                                                March 15, 2000
-------------------------------        Chairman of the Board, Chief Executive
      Rajen Jaswa                      Officer, and President
                                       (Principal Executive Officer)
/s/ Stephen Bennion                                                                            March 15, 2000
-------------------------------        Chief Financial Officer, Vice President of Finance,
      Stephen Bennion                  and Secretary
                                       (Principal Financial and Accounting Officer)
/s/ Dr. Sanjay Mittal                                                                          March 15, 2000
-------------------------------        Vice Chairman of the Board, Chief Technical
      Dr. Sanjay Mittal                Officer, and Vice President of Engineering

Signature                              Title                                                        Date
---------                              -----                                                        ----
  /s/ BETSY ATKINS                                                                           March 15, 2000
-------------------------------        Director
      Betsy Atkins

  /s/ JOHN FISHER                                                                            March 15, 2000
-------------------------------        Director
      John Fisher

  /s/ MICHAEL LYONS                                                                          March 15, 2000
-------------------------------        Director
      Michael Lyons

  /s/ ROBIN RICHARDS DONOHOE                                                                 March 15, 2000
-------------------------------        Director
      Robin Richards Donohoe


-------------------------------        Director
      Thomas Neustaetter

                             Shares of Common Stock
                                 Selectica, Inc.


               This Reoffer Prospectus relates to 1,646,460 shares of the Common Stock, par value $0.0001 (the "Common Stock"), of Selectica, Inc. (the "Company"), which may be offered from time to time by certain key employees named herein and pursuant to this Registration Statement (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

               The Common Stock is traded on the Nasdaq National Market System.

               The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is March 16, 2000.

                              AVAILABLE INFORMATION

               The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

               The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public Auditors.

               A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Stephen Bennion, Selectica, Inc., 3 West Plumeria Drive, San Jose, CA 95134-2111. The Company's telephone number at that location is (408) 570-9700.


                                TABLE OF CONTENTS


                                                                Page
THE COMPANY ...................................................   3

RISK FACTORS ..................................................   4

USE OF PROCEEDS................................................  17

REGISTERED STOCKHOLDERS........................................  17

PLAN OF DISTRIBUTION...........................................  18

DOCUMENTS INCORPORATED BY REFERENCE............................  18

INDEMNIFICATION................................................  19

                                   THE COMPANY


                                SELECTICA, INC.

     Selectica, Inc. ("Selectica" or "The Company") is a leading provider of Internet selling system software and services that enable companies to efficiently sell complex products and services over intranets, which are networks of computers that are internal to companies and use Internet technologies, extranets, which are intranets that outsiders, such as suppliers and customers, are allowed to access, and the public Internet. Our ACE suite of software products is a comprehensive Internet selling system solution that guides a new customer through an analysis of its needs and product or service selection and also guides an experienced customer, partner or employee through product or service configuration, pricing and order creation over the Internet, thereby helping convert potential buyers into customers. Our Internet selling system solution allows companies to use the Internet platform to deploy a selling application to many points of contact, including personal computers, in-store kiosks and mobile devices, while offering customers, partners and employees an interface customized to their specific needs.

     The Internet is transforming the business environment by increasing competition and enabling the development of new business models. In order to remain competitive, companies must find innovative ways to sell, increase efficiencies in the sales cycle and deliver greater customer satisfaction. A growing number of companies are seeking to leverage the Internet to market and sell their products and services. To date, many electronic commerce transactions have been simple purchases of products such as books, compact discs, stocks and toys. We believe, however, that growth in electronic commerce will be driven by the ability of companies to complete complex transactions such as business-to-business electronic commerce, which is the sale of products and services over the Internet from businesses to other businesses, and the sale of consumer products and services involving multiple features and options.

     The completion of a complex sales transaction depends on a seller's ability to identify and satisfy a buyer's needs. In traditional sales, companies rely on trained salespeople to interact with customers to address customer needs, explain product features and ultimately consummate the sale. To date, many electronic commerce web sites have been static collections of non-interactive content, and have limited ability to assist and guide a customer through a purchase decision. Using the Internet to complete complex sales transactions, however, requires businesses to implement a sophisticated system that performs the traditional role of the salesperson throughout the sales lifecycle of the products and services.

     In parallel with the growth of electronic commerce, the Internet is becoming a technology platform for business application deployment. With the emergence of the Internet platform, which includes intranets, extranets and the public Internet, companies are able to more broadly and cost-effectively deploy business applications to customers, partners and employees and make the most current applications and information immediately available on Internet-enabled devices.

     Our ACE suite of products enables businesses to easily develop and rapidly deploy an Internet sales channel, or a means for selling products and services over the Internet, that interactively assists their customers, partners and employees through the selection, configuration, pricing, quoting and fulfillment processes. ACE is a comprehensive Internet selling system that meets the needs of companies looking to efficiently sell complex products and services. Our product architecture has been designed specifically for the Internet, providing our solution with scalability, which is the ability to accommodate substantial increases in the number of users concurrently using the product, reliability and flexibility. Additionally, our Internet selling system solution has been developed with an open architecture that leverages data in existing enterprise applications, such as enterprise resource planning systems, providing an easy-to-install application that is designed to reduce deployment time.

     Our current customers include 3Com, Allied Signal, Aspect Communications, BMW, Centigram, Cisco, expenseVision, Fireman's Fund, Fujitsu, Hewlett-Packard, LoanMarket, Redback Networks, RTS Software, Samsung, Sun Microsystems and Watlow. We have developed strong working relationships with system integrators, such as Andersen Consulting, Arthur Andersen, EDS, A.T. Kearny, KPMG and PricewaterhouseCoopers, with independent software vendors, such as BroadVision, InterWorld, Netscape/ AOL and Tibco, and with application service providers such as Asera and Corio. Our strategic investors are the Intel 64 Fund and ITOCHU Corporation.

     Selectica was incorporated in June 1996. Our principal offices are located at 3 West Plumeria Drive, San Jose, California 95134 and our telephone number is
(408) 570-9700. Our Internet address is www.selectica.com. The information contained on our web site does not constitute a part of this prospectus.

                                  RISK FACTORS

                         RISKS RELATED TO OUR BUSINESS

THE UNPREDICTABILITY OF OUR QUARTERLY REVENUES AND RESULTS OF OPERATIONS MAKES IT DIFFICULT TO PREDICT OUR FINANCIAL PERFORMANCE AND MAY CAUSE VOLATILITY OR A DECLINE IN THE PRICE OF OUR COMMON STOCK IF WE ARE UNABLE TO SATISFY THE EXPECTATIONS OF INVESTORS OR THE MARKET.

     In the past, our quarterly operating results have varied significantly, and we expect these fluctuations to continue. Future operating results may vary depending on a number of factors, many of which are outside of our control.

     Our quarterly revenues may fluctuate as a result of our ability to recognize revenue in a given quarter. We enter into arrangements for the sale of
(1) licenses of our software products and related maintenance contract; (2) bundled license, maintenance, and services; and (3) services on a time and material basis. For each arrangement, we determine whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

     For those contracts that consist solely of license and maintenance we recognize license revenues based upon the residual method after all elements other than maintenance have been delivered as we have vendor specific objective evidence of fair value of maintenance we recognize maintenance revenues over the term of the maintenance contract. For those contracts that bundle the license with maintenance training, and/or consulting services, we assess whether the service element of the arrangement is essential to the functionality of the other elements of the arrangement. In those instances where we determine that the service elements are essential to the other elements of the arrangement, we account for the entire arrangement using contract accounting.

     For those arrangements accounted for using contract accounting that do not include contractual milestones or other acceptance criteria we utilize the percentage of completion method based upon input measures of hours. For those contracts that include contract milestones or acceptance criteria we recognize revenue as such milestones are achieved or as such acceptance occurs.

     In some instances the acceptance criteria in the contract requires acceptance after all services are complete and all other elements have been delivered. In these instances we recognize revenue based upon the completed contract method after such acceptance has occurred.

     For those arrangements for which we have concluded that the service element is not essential to the other elements of the arrangement we determine whether the services are available from other vendors, do not involve a significant degree of risk or unique acceptance criteria, and whether we have sufficient experience in providing the service to be able to separately account for the service. When the service qualifies for separate accounting we have vendor specific objective evidence of fair value for the service.

     In those instances where licenses are bundled with other elements for which we have vendor specific objective evidence of fair value, we have used the residual method to account for license revenues. As such we defer the total fair value of the undelivered elements, until such time as they are delivered, and recognize as license revenues the difference between the total arrangement and the amount deferred for the undelivered elements.

     In addition, because we rely on a limited number of customers, the timing of milestone achievement or customer acceptance by, the amount of services we provide to, or the recognition of significant license revenues upon shipment to a single customer can significantly affect our operating results. For example, our services revenues declined significantly in the quarter ended June 30, 1999 due to completion of a services contract with BMW of North America, one of our significant customers. Our license and service revenues increased significantly in the quarters ended September 30, 1999 and December 31, 1999 generally due to the addition of two new customers in each respective quarter. We intend to significantly increase our operating expenses for the foreseeable future. Because these expenses are relatively fixed in the near term, any shortfall from anticipated revenues could cause our quarterly operating results to fall below anticipated levels.

     We may also experience seasonality in revenues. For example, our quarterly results may fluctuate based upon our customers' calendar year budgeting cycles. These seasonal variations may lead to fluctuations in our quarterly revenues and operating results.

     Based upon the foregoing, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. In some future quarter, our operating results may be below the expectations of public market analysts and investors, which could cause volatility or a decline in the price of our common stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     We have experienced operating losses in each quarterly and annual period since inception. We incurred net losses applicable to common stockholders of $3.1 million for the fiscal year ended March 31, 1998, $7.5 million for the fiscal year ended March 31, 1999 and $13.3 million for the nine months ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $24.7 million. We expect to significantly increase our research and development, sales and marketing, and general and administrative expenses, and consequently our losses will significantly increase in the future. In order to accommodate our increase in employees, we have recently leased a larger facility, and we will incur increased capital equipment costs. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenue fails to grow or grows more slowly than we anticipate or our operating expenses exceed our expectations, our losses will significantly increase which would significantly harm our business and operating results.

OUR LIMITED OPERATING HISTORY AND THE FACT THAT WE OPERATE IN A NEW INDUSTRY MAKES EVALUATING OUR BUSINESS PROSPECTS AND RESULTS OF OPERATIONS DIFFICULT.

     We were founded in June 1996 and have a limited operating history. We began marketing our ACE suite of products in early 1997 and released ACE 4.0 in November 1999. Our business model is still emerging, and the revenue and income potential of our business and market are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks and difficulties we may encounter as an early stage company in the new and rapidly evolving market for Internet selling systems.

IF THE MARKET FOR INTERNET SELLING SYSTEM SOFTWARE DOES NOT DEVELOP AS WE ANTICIPATE, OUR OPERATING RESULTS WILL BE SIGNIFICANTLY HARMED, WHICH COULD CAUSE A DECLINE IN THE PRICE OF OUR COMMON STOCK.

     The market for Internet selling system software, which has only recently begun to develop, is evolving rapidly and likely will have an increased number of competitors. Because this market is new, it is difficult to assess its competitive environment, growth rate and potential size. The growth of the market is dependent upon the willingness of businesses and consumers to purchase complex goods and services over the Internet and the acceptance of the Internet as a platform for business applications. In addition, companies that have already invested substantial resources in other methods of Internet selling may be reluctant or slow to adopt a new approach or application that may replace, limit or compete with their existing systems.

     The acceptance and growth of the Internet as a business platform may not continue to develop at historical rates and a sufficiently broad base of companies may not adopt Internet platform-based business applications, either of which could significantly harm our business and operating results. The failure of the market for Internet selling system software to develop, or a delay in the development of this market, would significantly harm our business and operating results.

WE FACE INTENSE COMPETITION, WHICH COULD REDUCE OUR SALES, PREVENT US FROM ACHIEVING OR MAINTAINING PROFITABILITY AND INHIBIT OUR FUTURE GROWTH.

     The market for software and services that enable electronic commerce is new, intensely competitive and rapidly changing. We expect competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share. Our principal competitors include Calico Commerce, FirePond and Trilogy Software. BAAN, Oracle Corporation, SAP and Siebel Systems offer integrated solutions for electronic commerce incorporating some of the functionality of an Internet selling system and may intensify their efforts in our market. In addition, other enterprise software companies may offer competitive products in the future.

     Competitors vary in size and in the scope and breadth of the products and services offered. Many of our competitors and potential competitors have a number of significant advantages over us, including:

     - a longer operating history;

     - preferred vendor status with our customers;

     - more extensive name recognition and marketing power; and

     - significantly greater financial, technical, marketing and other resources, giving them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements.

     Our competitors may also bundle their products in a manner that may discourage users from purchasing our products. Current and potential competitors may establish cooperative relationships with each other or with third parties, or adopt aggressive pricing policies to gain market share. Competitive pressures may require us to reduce the prices of our products and services. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE, INCLUDING MAINTAINING INTEROPERABILITY OF OUR PRODUCT WITH THE SOFTWARE AND HARDWARE PLATFORMS PREDOMINANTLY USED BY OUR CUSTOMERS, OUR PRODUCT MAY BE RENDERED OBSOLETE AND OUR BUSINESS MAY FAIL.

     Our industry is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and emerging industry standards. In order to achieve broad customer acceptance, our products must be compatible with major software and hardware platforms used by our customers. Our products currently operate on the Microsoft

Windows NT and Sun Solaris operating systems. In addition, our products are required to interoperate with electronic commerce applications and databases. We must continually modify and enhance our products to keep pace with changes in these operating systems, applications and databases. Internet selling system technology is complex and new products and product enhancements can require long development and testing periods. If our products were to be incompatible with a popular new operating system, electronic commerce application or database, our business would be significantly harmed. In addition, the development of entirely new technologies to replace existing software could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete and unmarketable.

DEMAND FOR OUR PRODUCTS AND SERVICES WILL DECLINE SIGNIFICANTLY IF OUR SOFTWARE CANNOT SUPPORT AND MANAGE A SUBSTANTIAL NUMBER OF USERS.

     Our strategy requires that our products be highly scalable. To date, only a limited number of our customers have deployed our ACE products on a large scale. If our customers cannot successfully implement large-scale deployments, or if they determine that we cannot accommodate large-scale deployments, our business and operating results would be significantly harmed.

IF WE FAIL TO IMPROVE OUR ACCOUNTING AND FINANCIAL CONTROL SYSTEMS OR ACCURATELY MANAGE THE PROGRESS OF OUR CUSTOMER CONTRACTS, OUR OPERATING RESULTS WILL BE SIGNIFICANTLY HARMED.

     In the past, we have had difficulty managing our accounting and financial reporting systems and the volume and complexity of our customer contracts. We need to improve our financial and accounting controls, improve our reporting and approval procedures, expand and train key personnel within our finance and management organizations, implement more robust information systems, and accurately record and track our customer contracts. If we fail to improve our financial systems, procedures and controls or if we fail to effectively manage our customer contracts, our business and operating results would be significantly harmed.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ANY OF THESE CUSTOMERS COULD SIGNIFICANTLY HARM OUR BUSINESS AND OPERATING RESULTS.

     Our business and financial condition is dependent on a limited number of customers. Our five largest customers accounted for approximately 85% and 57% of our revenues for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999, respectively, and our ten largest customers accounted for 96% and 78% of our revenues for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999, respectively. Revenues from significant clients as a percentage of total revenues are as follows:

     FISCAL YEAR ENDED MARCH 31, 1999

BMW of North America........................................   60%
Olicom......................................................   10%

     NINE MONTHS ENDED DECEMBER 31, 1999

Aspect Communications.......................................   15%
3Com Corporation............................................   14%
Fireman's Fund Insurance....................................   14%

     We expect that we will continue to depend upon a relatively small number of customers for a substantial portion of our revenues for the foreseeable future. Contracts with our customers can generally be terminated on short notice by the customer. As a result, if we fail to successfully sell our products and services to one or more customers in any particular period, or a large customer purchases less of our products or services, defers or cancels orders, or terminates its relationship with us, our business and operating results would be harmed.

OUR FAILURE TO MEET CUSTOMER EXPECTATIONS ON DEPLOYMENT OF OUR PRODUCTS COULD RESULT IN NEGATIVE PUBLICITY AND REDUCED SALES, BOTH OF WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS AND OPERATING RESULTS.

     In the past, our customers have experienced difficulties or delays in completing implementation of our products. We may experience similar difficulties or delays in the future. Our Internet selling system solution relies on defining a knowledge base that must contain all of the information about the products and services being configured. We have found that extracting the information necessary to construct a knowledge base can be more time consuming than we or our customers anticipate. If our customers do not devote the resources necessary to create the knowledge base, the deployment of our products can be delayed. Deploying our ACE products can also involve time-consuming integration with our customers' legacy systems, such as existing databases and enterprise resource planning software. Failing to meet customer expectations on deployment of our products could result in a loss of customers and negative publicity regarding us and our products, which could adversely affect our ability to attract new customers. In addition, time-consuming deployments may also increase the amount of professional services we must allocate to each customer, thereby increasing our costs and adversely affecting our business and operating results.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT FOR US TO FORECAST REVENUE AND AGGRAVATES THE VARIABILITY OF QUARTERLY FLUCTUATIONS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The sales cycle of our products has historically averaged between four and six months, and may sometimes be significantly longer. We are generally required to provide a significant level of education regarding the use and benefits of our products, and potential customers tend to engage in extensive internal reviews before making purchase decisions. In addition, the purchase of our products typically involves a significant commitment by our customers of capital and other resources, and is therefore subject to delays that are beyond our control, such as customers' internal budgetary procedures and the testing and acceptance of new technologies that affect key operations. In addition, because we intend to target large companies, our sales cycle can be lengthier due to the decision process in large organizations. As a result of our products' long sales cycles, we face difficulty predicting the quarter in which sales to expected customers may occur. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results for that quarter could fall below the expectations of financial analysts and investors, which could cause our stock price to decline.

IF WE ARE UNABLE TO MAINTAIN AND EXPAND OUR DIRECT SALES FORCE, SALES OF OUR PRODUCTS AND SERVICES MAY NOT MEET OUR EXPECTATIONS AND OUR BUSINESS AND OPERATING RESULTS WILL BE SIGNIFICANTLY HARMED.

     We depend on our direct sales force for all of our current sales and our future growth depends on the ability of our direct sales force to develop customer relationships and increase sales to a level that will allow us to reach and maintain profitability.

     There is a shortage of the sales personnel we need, such as sales engineers, and competition for qualified personnel is intense. In addition, it will take time for new sales personnel to achieve full productivity. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or to reach productivity when anticipated, we may not be able to expand our sales organization and increase sales of our products and services.

IF WE ARE UNABLE TO GROW AND MANAGE OUR PROFESSIONAL SERVICES ORGANIZATION, WE WILL BE UNABLE TO PROVIDE OUR CUSTOMERS WITH TECHNICAL SUPPORT FOR OUR PRODUCTS, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS AND OPERATING RESULTS.

     As we increase licensing of our software products, we must grow our professional services organization to assist our customers with implementation and maintenance of our products. Because these professional services have been expensive to provide, we must improve the management of our professional services organizations to improve our results of operations. Improving the efficiency of our consulting services is dependent upon attracting and retaining experienced project managers. Competition for these project managers is intense, particularly in the Silicon Valley and in India where the majority of our professional services organization is based, and we may not be able to hire qualified individuals to fill these positions.

     Although services revenues, which are primarily comprised of revenues from consulting fees, maintenance contracts and training, are important to our business, representing 52% and 43% of total revenues for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively services revenues have lower gross margins than license revenues. Gross margins for services revenues were 34% and negative 32% for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively, compared to gross margins for license revenues of 89% and 95% for the respective periods. As a result, a continued increase in the percentage of total net revenues represented by services revenues or an unexpected decrease in license revenues could have a detrimental impact on our overall gross margins and our operating results.

     We anticipate that customers will increasingly utilize third-party consultants to install and deploy our products. Additionally, in the future we intend to charge for our professional services on a time and materials rather than a fixed-fee basis. To the extent that customers are unwilling to utilize third-party consultants or require us to provide professional services on a fixed fee basis, our cost of services revenues could increase and could cause us to recognize a loss on a specific contract, either of which would adversely affect our operating results. In addition, if we are unable to provide these resources, we may lose sales or incur customer dissatisfaction and our business and operating results could be significantly harmed.

FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND CONSULTING FIRMS, WHICH ASSIST US WITH THE SALE AND INSTALLATION OF OUR PRODUCTS, WOULD IMPEDE ACCEPTANCE OF OUR PRODUCTS AND THE GROWTH OF OUR REVENUES.

     We rely in part upon systems integrators and consulting firms to recommend our products to their customers and to install and deploy our products. To increase our revenues and implementation capabilities, we must develop and expand our relationships with these systems integrators and consulting firms. If systems integrators and consulting firms develop, market or recommend competitive Internet selling systems, our revenues may decline. In addition, if these systems integrators and consulting firms are unwilling to install and deploy our products, we may not have the resources to provide adequate implementation services to our customers and our business and operating results could be significantly harmed.

OUR OPERATING RESULTS ARE SIGNIFICANTLY DEPENDENT UPON THE SALE OF OUR ACE SUITE OF PRODUCTS, INCLUDING THE NEW VERSION OF OUR PRODUCT RELEASED IN NOVEMBER 1999.

     We expect that we will continue to depend on revenue from new and enhanced versions of ACE for the foreseeable future, and if companies do not adopt or expand their use of ACE, our business and operating results would be significantly harmed. ACE 4.0 was introduced in November 1999. Since ACE 4.0 has only recently been introduced, customers may discover errors or other problems with the product, which may adversely affect its acceptance.

IF NEW VERSIONS AND RELEASES OF OUR PRODUCTS CONTAIN ERRORS OR DEFECTS, WE COULD SUFFER LOSSES AND NEGATIVE PUBLICITY, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     Complex software products such as ours often contain errors or defects, including errors relating to security, particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered defects in our products and provided product updates to our customers to address such defects. ACE and other future products may contain defects or errors, which could result in lost revenues, a delay in market acceptance or negative publicity, which would significantly harm our business and operating results.

MANY OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE RELATIVELY NEW AND MUST BE INTEGRATED INTO OUR ORGANIZATION.

     Many of our executive officers and key personnel have recently joined Selectica, including our Vice President of Marketing and our Chief Financial Officer, each of whom have joined Selectica since June 1999. Our future performance will depend, in part, on our ability to successfully integrate our newly hired executive officers and key personnel into our management team, and our ability to develop an effective working relationship among management.

OUR RAPID GROWTH PLACES A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES, AND IF WE FAIL TO MANAGE THIS GROWTH, OUR BUSINESS WILL BE HARMED.

     We have recently experienced a period of rapid growth and expansion, which places significant demands on our managerial, administrative, operational, financial and other resources. From December 31, 1998 to December 31, 1999, we expanded from 68 to 269 employees. We have also significantly expanded our operations in the U.S. and internationally and we plan to continue to expand the geographic scope of our operations.

     To accommodate continued anticipated growth and expansion, we will be required to improve existing and implement new operational and financial systems, procedures and controls. In particular, we will be required to improve our accounting and financial reporting systems and to successfully manage an increasing number of relationships with customers, suppliers and employees, and an increasing number of complex contracts. These demands will require the addition of new management personnel, and we are currently in the process of recruiting individuals to fill important management positions. If we are not able to install adequate systems, procedures and controls to support our future operations in an efficient and timely manner, or if we are unable to otherwise manage growth effectively, our business would be harmed.

THE LOSS OF ANY OF OUR KEY PERSONNEL WOULD HARM OUR COMPETITIVENESS BECAUSE OF THE TIME AND EFFORT THAT WE WOULD HAVE TO EXPEND TO REPLACE SUCH PERSONNEL.

     We believe that our success will depend on the continued employment of our senior management team and key technical personnel, none of whom, except Rajen Jaswa, our President and Chief Executive Officer, and Dr. Sanjay Mittal, our Chief Technical Officer and Vice President of Engineering, has an employment agreement with us. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be difficult to replace. Consequently, our ability to manage day-to-day operations, including our operations in Pune, India, develop and deliver new technologies, attract and retain customers, attract and retain other employees and generate revenues would be significantly harmed.

A SUBSTANTIAL PORTION OF OUR OPERATIONS ARE CONDUCTED BY INDIA-BASED PERSONNEL, AND ANY CHANGE IN THE POLITICAL AND ECONOMIC CONDITIONS OF INDIA OR IN IMMIGRATION POLICIES, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR OPERATIONS IN INDIA, COULD SIGNIFICANTLY HARM OUR BUSINESS.

     We conduct quality assurance and professional services operations in India. As of December 31, 1999, there were 101 persons employed in India. We are dependent on our India-based operations for these aspects of our business and we intend to grow our operations in India. As a result, we are directly influenced by the political and economic conditions affecting India. Operating expenses incurred by our operations in India are denominated in Indian currency and accordingly, we are exposed to adverse movements in currency exchange rates. This, as well as any other political or economic problems or changes in India, could have a negative impact on our India-based operations, resulting in significant harm to our business and operating results. Furthermore, the intellectual property laws of India may not adequately protect our proprietary rights. We believe that it is particularly difficult to find quality management personnel in India, and we may not be able to timely replace our current India-based management team if any of them were to leave our company.

     Our training program for some of our India-based employees includes an internship at our San Jose, California headquarters. Additionally, we provide services to some of our customers internationally with India-based employees. We presently rely on a number of visa programs to enable these India-based employees to travel and work internationally. Any change in the immigration policies of India or the countries to which these employees travel and work could cause disruption or force the termination of these programs, which would harm our business.

BECAUSE COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE IN OUR INDUSTRY AND IN OUR GEOGRAPHIC REGION, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN PERSONNEL, WHICH COULD IMPACT THE DEVELOPMENT OR SALES OF OUR PRODUCTS.

     Our success depends on our ability to attract and retain qualified management, engineering, sales and marketing and professional services personnel. Competition for these types of personnel is intense, especially in the Silicon Valley. We do not have employment agreements with most of our key personnel. If we are unable to retain our existing key personnel, or attract and train additional qualified personnel, our growth may be limited due to our lack of capacity to develop and market our products.

OUR RESULTS OF OPERATIONS WILL BE HARMED BY CHARGES ASSOCIATED WITH OUR PAYMENT OF STOCK-BASED COMPENSATION AND CHARGES ASSOCIATED WITH OTHER SECURITIES ISSUANCES BY US.

     We expect to incur a significant amount of amortization of charges related to securities issuances in future periods, which will negatively affect our operating results. We have deferred compensation charges of $6.0 million for stock-based compensation as of December 31, 1999 and have related amortization of $590,000 for the nine months ended December 31, 1999. We expect to amortize approximately $3.3 million of stock-based compensation for the fiscal year ending March 31, 2001 and we may incur additional charges in the future in connection with grants of stock-based compensation at less than fair value. We also expect to amortize approximately $3.3 million in connection with a development agreement entered into in September 1999 with an investor who received shares of Series E Preferred Stock and a warrant to purchase 57,000 shares of common stock at less than the deemed fair value. In January 2000 in connection with a license and maintenance agreement we issued a warrant to purchase 800,000 shares of common stock for $800,000. The fair value of the warrant at the date of issuance was $16.4 million. As the fair value of the warrants, less the purchase price, exceeds revenues to be earned under the license and services agreement we will record a loss of $12.6 million in the fourth quarter of fiscal 2000.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY LITIGATION, IT COULD BE COSTLY AND TIME CONSUMING TO DEFEND AND COULD DISTRACT US FROM FOCUSING ON OUR BUSINESS AND OPERATIONS.

     Since our products are company-wide, mission-critical computer applications with a potentially strong impact on our customers' sales, errors, defects or other performance problems could result in financial or other damages to our customers. Although our license agreements generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Product liability litigation, even if it were unsuccessful, would be time consuming and costly to defend.

OUR FUTURE SUCCESS DEPENDS ON OUR PROPRIETARY INTELLECTUAL PROPERTY, AND IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY FROM POTENTIAL COMPETITORS OUR BUSINESS MAY BE SIGNIFICANTLY HARMED.

     We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We currently have three pending U.S. patent applications and two pending U.S. trademark applications. We do not have any foreign patents or patent applications. Our trademark and patent applications might not result in the issuance of any trademarks or patents. If any patent or trademark is issued, it might be invalidated or circumvented or otherwise fail to provide us any meaningful protection. We seek to protect source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license agreements, which impose certain restrictions on the licensee's ability to utilize the software. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Our failure to adequately protect our intellectual property could significantly harm our business and operating results.

IF WE ARE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION, WE MAY INCUR SUBSTANTIAL COSTS, WHICH WOULD HARM OUR OPERATING RESULTS.

     Our success and ability to compete are dependent on our ability to operate without infringing upon the proprietary rights of others. Any intellectual property litigation could result in substantial costs and diversion of resources and could significantly harm our business and operating results. In the past, we received correspondence from two patent holders recommending that we license their respective patents. After review of these patents, we informed these patent holders that in our opinion, it would not be necessary to license these patents. However, we may be required to license either or both patents or incur legal fees to defend our position that such licenses are not necessary. We cannot assure you that if required to do so, we would be able to obtain a license to use either patent on commercially reasonable terms, or at all. In January 2000 we received correspondence from Celestica, Inc. alleging that our use of the mark SELECTICA infringes upon their registered mark of CELESTICA. We are currently evaluating the validity of their claim. We may be required to incur legal fees and enter into litigation with respect to defending our mark.

     Any threat of intellectual property litigation could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant intellectual property, which license may not be available on reasonable terms;

     - redesign those products or services that incorporate such intellectual property; or

     - pay money damages to the holder of the infringed intellectual property right.

     In the event of a successful claim of infringement against us and our failure or inability to license the infringed intellectual property on reasonable terms or license a substitute intellectual property or redesign our product to avoid infringement, our business and operating results would be significantly harmed. If we are forced to abandon use of our trademark, we may be forced to change our name and incur substantial expenses to build a new brand, which would significantly harm our business and operating results.

RESTRICTIONS ON EXPORT OF ENCRYPTED TECHNOLOGY COULD CAUSE US TO INCUR DELAYS IN INTERNATIONAL PRODUCT SALES, WHICH WOULD ADVERSELY IMPACT THE EXPANSION AND GROWTH OF OUR BUSINESS.

     Our software utilizes encryption technology, the export of which is regulated by the United States government. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States adopts new legislation restricting export of software and encryption technology, we may experience delay or reduction in shipment of our products internationally. Current or future export regulations could limit our ability to distribute our products outside of the United States. While we take precautions against unlawful exportation of our software, we cannot effectively control the unauthorized distribution of software across the Internet.

IF WE ARE UNABLE TO EXPAND OUR OPERATIONS INTERNATIONALLY OR ARE UNABLE TO MANAGE THE GREATER COLLECTIONS, MANAGEMENT, HIRING, LEGAL, REGULATORY AND CURRENCY RISKS FROM THESE INTERNATIONAL OPERATIONS, OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED.

     We intend to expand our operations internationally. This expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell or deliver our products internationally. If successful in our international expansion, we will be subject to a number of risks associated with international operations, including:

     - longer accounts receivable collection cycles;

     - expenses associated with localizing products for foreign markets;

     - difficulties in managing operations across disparate geographic areas;

     - difficulties in hiring qualified local personnel;

     - difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

     - unexpected changes in regulatory requirements that impose multiple conflicting tax laws and regulations; and

     - fluctuations in foreign exchange rates and the possible lack of financial stability in foreign countries that prevent overseas sales growth.

YEAR 2000 ISSUES COULD FORCE US TO INCUR SIGNIFICANT COSTS OR CAUSE OUR CUSTOMERS TO DELAY THE LICENSING OF OUR PRODUCTS.

     Most of our license agreements with our customers represent and warrant that our products are Year 2000 compliant. If our products do not operate properly with date calculations involving the Year 2000 and subsequent dates, we could incur unanticipated expenses to remedy any problems, which could significantly harm our business and operating results. Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. The failure of our customers' systems to be Year 2000 compliant could impede the success of applications that we have developed for them. Accordingly, known or unknown defects that affect the operation of our software, including any defects or errors in applications that include our products, could result in a delay or loss of revenue, diversion of development resources, damage to our reputation or increased service or warranty costs and litigation costs, which could harm our business and operating results. We may also experience reduced licensing of our software and services as current or potential customers place a priority on correcting Year 2000 problems and defer purchase decisions for software products.

                         RISKS RELATED TO THE INDUSTRY

IF USE OF THE INTERNET DOES NOT CONTINUE TO DEVELOP AND RELIABLY SUPPORT THE DEMANDS PLACED ON IT BY ELECTRONIC COMMERCE, THE MARKET FOR OUR PRODUCTS AND SERVICES MAY BE ADVERSELY AFFECTED, AND WE MAY NOT ACHIEVE ANTICIPATED SALES GROWTH.

     Growth in sales of our products and services depends upon the continued and increased use of the Internet as a medium for commerce and communication. Growth in the use of the Internet is a recent phenomenon and may not continue. In addition, the Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. There have also been recent well-publicized security breaches involving "denial of service" attacks on major web sites. Concerns over these and other security breaches may slow the adoption of electronic commerce by businesses, while privacy concerns over inadequate security of information distributed over the Internet may also slow the adoption of electronic commerce by individual consumers. Other risks associated with commercial use of the Internet could slow its growth, including:

     - inadequate reliability of the network infrastructure;

     - slow development of enabling technologies and complementary products; and

     - limited accessibility and ability to deliver quality service.

     In addition, the recent growth in the use of the Internet has caused frequent periods of poor or slow performance, requiring components of the Internet infrastructure to be upgraded. Delays in the development or adoption of new equipment and standards or protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. If the Internet infrastructure does not develop sufficiently to address these concerns, it may not develop as a commercial marketplace, which is necessary for us to increase sales.

INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD LIMIT THE MARKET FOR OUR PRODUCTS AND SERVICES, OR IMPOSE GREATER TAX BURDENS ON US OR LIABILITY FOR TRANSMISSION OF PROTECTED DATA.

     As electronic commerce and the Internet continue to evolve, federal, state and foreign governments may adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for electronic commerce, and therefore the market for our products and services. Although many of these regulations may not apply directly to our business, we expect that laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business.

     Laws or regulations concerning telecommunications might also negatively impact us. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This type of legislation could increase the cost of conducting business over the Internet, which could limit the growth of electronic commerce generally and have a negative impact on our business and operating results.

                  RISKS RELATED TO THE INITIAL PUBLIC OFFERING

BECAUSE WE ARE IN THE INTERNET INDUSTRY, OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE, WHICH COULD LEAD TO CLASS ACTION LITIGATION.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business and operating results.

OUR EXECUTIVE OFFICER AND DIRECTORS WILL RETAIN SUBSTANTIAL VOTING CONTROL OVER US AFTER THE INITIAL PUBLIC OFFERING THAT WILL ALLOW THEM TO INFLUENCE THE OUTCOME OF MATTERS SUBMITTED TO STOCKHOLDERS FOR APPROVAL.

     On completion of the initial public offering and the private placement, our executive officers and directors and their affiliates, based on ownership as of December 31, 1999, will beneficially own, in the aggregate, approximately 55% of our outstanding common stock (assuming no exercise of the underwriters' over-allotment option). As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us.

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS THAT COULD SUPPRESS OUR STOCK PRICE AND MAKE IT MORE DIFFICULT TO ACQUIRE US.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - authorizing the issuance of shares of blank check preferred stock;

     - providing for a classified board of directors with staggered, three year terms; and

     - prohibiting specified stockholder action by written consent.

     We are also currently considering other anti-takeover measures, including a stockholders' rights plan.

IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE AND ARE SOLD IN A SHORT PERIOD OF TIME, THE MARKET PRICE OF OUR STOCK COULD DECLINE.

     If our stockholders sell substantial amounts of our common stock in the public market following the initial public offering, the market price of our common stock could fall. Based on shares outstanding as of December 31, 1999, upon completion of the initial public offering and the private placement, we will have outstanding 34,556,334 shares of common stock. Other than the shares of common stock sold in the initial public offering, no shares will immediately be eligible for sale in the public market immediately. Our stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, an additional 25,216,753 shares will be eligible for sale in the public market.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THE INITIAL PUBLIC OFFERING FOR PURPOSES WITH WHICH THE INVESTORS MAY NOT AGREE, AND WE MAY NOT BE SUCCESSFUL IN INVESTING THESE PROCEEDS.

     We plan to use the proceeds from the initial public offering for general corporate purposes. Therefore, we will have broad discretion as to how we will spend the proceeds, and our stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from the initial public offering in our operations or external investments to yield a favorable return.

                                 USE OF PROCEEDS

               The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.



                             REGISTERED STOCKHOLDERS

               The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options.

               The following table sets forth certain information with respect to the Registered Stockholders as of March 16, 2000:


                                                                                                 Number of             Number of
                                                                               Number of         Shares to              Shares
                                       Stockholder's Position                    Shares             be                   Owned
        Registered                              with                          Owned Before        Offered                After
        Stockholder                           Company                           Offering           Hereby              Offering*
        -----------                    ------------------------             ----------------   --------------      ----------------
Daniel Carmel                          Vice President                       400,000 shares     400,000 shares             0 shares
                                       of Marketing

Stephen Bennion                        Chief Financial Officer,             350,000 shares     350,000 shares             0 shares
                                       Vice President of Finance, and
                                       Secretary

Ashish Mathur                          Vice President of Worldwide          550,000 shares     150,000 shares       400,000 shares
                                       Professional Services

Charles Pendell                        Vice President of Sales, Americas    425,000 shares     125,000 shares       300,000 shares

Rajen Jaswa                            Chairman of the Board,               1,500,000 shares   250,000 shares       1,250,000 shares
                                       Chief Executive Officer, and
                                       President

Dr. Sanjay Mittal                      Vice-Chairman of the Board,          2,753,050 shares   250,000 shares       2,503,051 shares
                                       Chief Technical Officer &
                                       Vice President of Engineering

Other Registered Stockholders          Service Providers                    121,460 shares     121,460 shares             0 shares
  holding less than 1% of capital
  stock


*Assumes sale of all of the shares offered; however, the Registered Stockholders may or may not sell all or any of the offered shares.


                              PLAN OF DISTRIBUTION

               The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

               The Registered Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Registered Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Registered Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Registered Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Registered Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

               To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Registered Stockholder(s) or anyone effecting sales on behalf of the Registered Stockholder(s) may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

               The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Registered Stockholder(s) or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.


                       DOCUMENTS INCORPORATED BY REFERENCE

               Selectica, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the
Commission:

        (a) Selectica, Inc.'s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-92545 on Form S-1 filed with the SEC on December 10, 1999, together with any and all amendments thereto, in which there are set forth audited financial statements for Selectica, Inc.'s fiscal years ended March 30, 1998 and 1999 and six months ended September 30, 1999 and

        (b) The description of Selectica, Inc.'s outstanding Common Stock contained in the Registrant's Registration Statement No. 000-29637 on Form 8-A filed with the SEC on February 22, 2000, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

               All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.


                                 INDEMNIFICATION


               Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Selectica, Inc.'s Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of its other employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Selectica, Inc.'s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Selectica, Inc. and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Selectica, Inc. for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Selectica, Inc. has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Selectica, Inc.'s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                  EXHIBIT INDEX


   Exhibit Number    Exhibit
   --------------    -------
     4             Instrument Defining Rights of Stockholders. Reference is made to
                   Selectica, Inc.'s Registration Statement No. 000-29637 on Form
                   8-A, which is incorporated herein by reference under Item 3(b)
                   of this Registration Statement.

     5             Opinion and consent of Gunderson Dettmer Stough Villeneuve
                   Franklin & Hachigian LLP.

     23.1          Consent of Ernst & Young LLP, Independent Auditors.

     23.2          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                   Hachigian LLP is contained in Exhibit 5.

     24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

     99.1          Form of Written Compensation Agreement